EXHIBIT 11

                 RHONE-POULENC RORER INC. AND SUBSIDIARIES
                  Computation of Earnings Per Common Share
         (Unaudited-dollars and shares in millions except per share data)
                                                          Three Months Ended
                                                               March 31,
                                                          --------------------
                                                           1995         1994
                                                          --------------------
Net income per common share as reported:

Net income before preferred dividend                        $91.9        $77.9

Less: Dividend on preferred stock                            (5.7)        (4.2)
                                                          ---------------------
Net income available to common shareholders                 $86.2        $73.7
                                                          ====================
Average shares outstanding                                  134.1        136.5
                                                          =====================
Net income available to common
shareholders per share                                     $0.64         $0.54
                                                          =====================


Net income per common share assuming full dilution:

Net income before preferred dividend                         $91.9     $77.9

Less: Dividend on preferred stock                             (5.7)     (4.2)
                                                          ---------------------
Net income available to common shareholders,
assuming full dilution                                       $86.2     $73.7
                                                          ====================

Average shares outstanding                                   134.1     136.5

Shares contingently issuable for stock plan                    0.6       0.4
                                                          --------------------
Average shares outstanding, assuming full dilution           134.7     136.9
                                                         =====================
Net income available to common shareholders per

share, assuming full dilution                               $0.64      $0.54
                                                          ====================

This calculation is submitted in accordance with the regulations of the Securities and Exchange
Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.


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